Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-255439 and 333-271646 on Form S-8 of our report dated March 13, 2024, relating to the financial statements of Latham Group, Inc. and subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

March 13, 2024